EXHIBIT 99.1
Centrue Financial Corporation
NEWS RELEASE
August 11, 2006
For Immediate Release
CENTRUE FINANCIAL CORPORATION

303 Fountains Parkway		(618) 624-1323
Fairview Heights, IL 62208	Fax	(618) 624-7389
For more information contact:
Thomas A. Daiber
Chief Executive Officer
CENTRUE FINANCIAL CORPORATION ANNOUNCES SECOND QUARTER RESULTS
     Fairview Heights, Illinois.....(August 11, 2006) Centrue Financial Corporation (Nasdaq:TRUE) today announced net income of $938,000 ($0.42 per diluted share) for the second quarter of 2006 compared to net income of $720,000 ($0.30 per diluted share) for the comparable 2005 period. For the six months ended June 30, 2006, the Company reported net income of $1.6 million ($.72 per diluted share) compared to net income of $1.9 million ($.80 per diluted share in 2005).
     “We are pleased to report improved financial results for the second quarter of 2006 ” said Thomas A. Daiber, Chief Executive Officer of the Company. He stated, “Other income growth continues as fee income increased 23% over the second quarter of 2005. The gain on the sale of mortgage loans increased 105% as a result of the increase in our lending team to meet the mortgage demand in our markets as well as from our focus to improve profitability on originated loans. We also continue to expand both commercial loans and deposits as a result of our focus on growing our commercial banking relationships. Net commercial loans increased $13 million during the quarter while sweep balances have increased $10 million or 66% from year end 2005.”
     “During the quarter, we closed on the contract for the previously announced sale of our largest nonperforming asset and realized a gain of $181,000. Foreclosed assets decreased to $38,000 from $1.7 million at year end 2005. Nonperforming loans also decreased for the eighth consecutive quarter as we continue to improve our overall asset quality.”

     “Total assets increased $8.3 million during the quarter with loans increasing $7.5 million. Pricing discipline in our markets led to a decline in certificates of deposit over $100,000, which decreased by $23.9 million from March 31. Other deposit accounts declined by $6.8 million while customer sweep account balances increased $4.5 million, or 20%, during the quarter. Continued focus on sales management processes resulted in higher numbers of quality contacts with our customers and prospects and we expect that these efforts will assist in the expansion of our core relationships.”
     “We are excited about our pending merger with UnionBancorp, Inc. which was announced on June 30, 2006. As a $1.2 billion organization, we expect to improve our operating efficiency through realization of cost synergies. We also expect to capitalize on the revenue enhancement opportunities afforded from our proforma branch network which will include the growing markets in the southern and southwestern collar counties of Chicago as well as in the St. Louis Metro East market.”
Second Quarter Results
     The Company adopted Statement of Financial Accounting Standards No. 123R beginning in 2006. This Standard requires the expensing of stock options. In implementing the Standard, the Company elected to use the modified retrospective method of application which requires the restatement of earnings for prior periods. Accordingly, the results for the second quarter and first six months of 2005 were restated to include additional compensation expense of $185,000 and $234,000, respectively. Net income for the second quarter and first six months of 2005 was decreased by $133,000 and $182,000 respectively as a result of this restatement.
     For the second quarter of 2006, the Company reported net income of $938,000 ($0.42 per diluted share) compared to net income of $720,000 ($0.30 per diluted share) in the second quarter of 2005, an increase of $218,000 or 30%. The increase was primarily due to an increase in non-interest income of $620,000 (36%), and a decline in the provision for loan losses of $176,000 (70%). These favorable changes were partially offset by a decrease in net interest income of $553,000 (11%) and higher income tax expense of $174,000.
     Interest income increased $545,000 (7%) to $8.5 million for the second quarter of 2006 compared to $8.0 million for the comparable 2005 period. Interest expense increased $1.1 million (36%) to $4.2 million for the second quarter of 2006 compared to $3.1 million for the comparable period of 2005. The increases in interest income and interest expense were primarily due to overall increases in interest rates during the period. The net interest margin decreased to 3.15% in the second quarter of 2006 as compared to 3.49% for the comparable 2005 period. The decrease in the net interest margin was primarily a result of the Company’s deposit and borrowing rates re-pricing quicker than loan and investment rates. The yield increase on the Company’s loan and investment portfolios tend to lag deposit and borrowing cost increases in an increasing rate environment.
     The decrease in the provision for loan losses of $176,000 (70%) was a direct result of continued improvements in asset quality.
     The following table sets forth non-interest income by category for the periods presented:

	Three Months Ended
	June 30		Change
(dollars in thousands)	2006	2005	Amount	Percent
Fee income	$1,632	$1,330	$302	22.7%
Net gain (loss) on sale of real estate held for sale	181	(8)	189	n/m
Net gain on sale of loans	324	158	166	105.1
Increase in cash surrender value of life insurance	90	87	3	3.4
Other	100	140	(40)	(28.6)

Total	$2,327	$1,707	$620	36.3%

     The increase in non-interest income was primarily driven by an increase in fee income, net gains on the sale of loans and a net gain on the sale of real estate. Fee income increased primarily from overdraft fee increases during the quarter while the gain on sale of real estate came from the disposition of the major holding in real estate held for sale. The increase in the net gain on the sale of loans came from higher mortgage production in the quarter.
     The following table sets forth non-interest expense by category for the periods presented:

	Three Months Ended
	June 31		Change
(dollars in thousands)	2006	2005	Amount	Percent
Compensation and benefits	$2,736	$2,688	$48	1.8%
Occupancy, net	483	391	92	23.5
Data processing	462	160	302	188.8
Furniture and equipment	262	803	(541)	(67.4)
Legal and professional fees	191	319	(128)	(40.1)
Other	1,174	1,096	78	7.1

Total	$5,308	$5,457	$(149)	2.7%

     Total non-interest expense decreased $149,000 (2.7%), from the comparable 2005 period. Compensation and benefits increased $48,000 (1.8%), primarily from normal merit increases offset by a decrease of FTEs from 199 in the second quarter of 2005 to 187 for the second quarter of 2006 and the restatement of compensation expense in 2005. Furniture and equipment expense in 2005 was unusually high as a result of a one-time write-down of $420,000 from fixed assets and prepaid expenses related to the Company’s former data processing system. The system became obsolete with the conversion to the Jack Henry & Associates’ Silverlake system in June of 2005. This change also drove the increase in data processing fees of $302,000 as the delivery of data processing services was converted from an in-house system to an outsourced system in June 2005. This new system improved the Company’s efficient use of technology, along with improving service to customers. A portion of the increased data processing expense was offset by fewer FTEs in the operations area.
     Income tax expense for the second quarter of 2006 increased $174,000, nearly doubling the provision for the second quarter of 2005. This increase occurred because of higher pre-tax income combined with a higher effective income tax rate between the periods.
     The annualized return on stockholders’ equity for the quarter was 8.73% compared to 6.72% for the comparable 2005 period. The annualized return on assets was 0.60% compared to 0.45% for the first quarter of 2005. Both increases were primarily due to higher net income in 2006 versus 2005.
Financial Condition at June 30, 2006
     The Company’s total assets were $634.5 million, a decrease of $7.0 million (1.1%), from $641.5 million at December 31, 2005. Cash and cash equivalents decreased $3.4 million (19%) and investment securities decreased $4.0 million (3.2%) while net loans including loans held for sale increased $1.5 million (.3%). Deposits decreased $45.6 million (3.0%), including a $43.6 million decrease in CDs over $100,000. Customer repurchase agreements increased $10.7 million and borrowings increased $28.7 million.
     Gains in organic loan growth were offset in large measure by the payoff of a $4.0 million commercial credit which the Company decided not to renew under the previous terms of the note due to changes in the borrower’s financial condition and strategic plans and the $2.6 million payoff of a purchased loan participation. Cash and cash equivalents and investment securities decreased due to short-term funding and liquidity needs.
     Certificates of deposits over $100,000 declined as the Company chose not to be as aggressive in bidding on the renewal of these deposits in light of available alternative wholesale funding rates. This decline led to an increase in borrowings of $28.7 million. Excluding the decline in certificates of deposit, other deposits decreased by $2.1 million during the first six months of 2006. This decrease was offset by gains in customer repurchase agreements, a deposit alternative, which increased by $10.7 million.
     Stockholders’ equity totaled $43.3 million as compared to $43.1 million at December 31, 2005. There were 2,232,889 shares of common stock outstanding at June 30, 2006, compared to 2,262,939 shares of common stock outstanding at December 31, 2005. Equity per share of common stock increased to $19.38 at June 30, 2006 from $19.05 at December 31, 2005. The capital ratios of the Company, as well as those of Centrue Bank, the Company’s wholly-owned banking subsidiary, continued to be in excess of regulatory requirements.
     Nonperforming loans decreased for the eighth consecutive quarter to $3.0 million compared to $3.8 million at December 31, 2005. Nonperforming assets as a percentage of total assets decreased to .49% at June 30, 2006 from .87% at December 31, 2005. The allowance for loan losses as a percentage of total loans declined slightly to .97% at June 30, 2006 from 1.02% at December 31, 2005 while the coverage of allowance for loan losses to nonperforming loans improved from 117% at year-end to 141% at June 30, 2006. Net charge-offs for the quarter were $214,000 as compared to $610,000 for the second quarter of 2005.
     Centrue Financial Corporation is headquartered in Fairview Heights, Illinois, which is 10 miles east of downtown St. Louis, Missouri, while Centrue Bank is headquartered in Kankakee, Illinois which is 60 miles south of downtown Chicago, Illinois. The Bank operates twenty branches in eight counties ranging from south suburban Chicago, Illinois to the metropolitan St. Louis area. Centrue Bank has total assets of $634 million and 187 employees on a full time equivalent basis.

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Financial Highlights
Condensed Consolidated Statements of Income
Attached
SPECIAL NOTE CONCERNING FORWARD-LOOKING STATEMENTS
This document contains, and future oral and written statements of the Company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.
A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements. These factors include, among others, the following: (I) the strength of the local and national economy; (ii) unexpected results of the proposed merger with UnionBancorp, Inc.; (iii) changes in state and federal laws, regulations and governmental policies concerning the Company’s general business; (iv) changes in interest rates and prepayment rates of the Company’s assets: (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected outcomes of existing or new litigation involving the Company; and (x) changes in accounting policies and practices. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission.
ADDITIONAL INFORMATION ABOUT THE PENDING MERGER TRANSACTION
The pending merger transaction by and between Centrue Financial Corporation (“Centrue”) and UnionBancorp, Inc. (“UnionBancorp”) (the “Merger”) will be submitted to UnionBancorp’s and Centrue’s stockholders for their consideration. UnionBancorp will file a registration statement, which will include a joint proxy statement/prospectus to be sent to each company’s stockholders, and each of UnionBancorp and Centrue may file other relevant documents concerning the Merger with the Securities and Exchange Commission (the “SEC”). Stockholders are urged to read the registration statement and the joint proxy statement/prospectus regarding the Merger when they become available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information.
You will be able to obtain a free copy of the joint proxy statement/prospectus, as well as other filings containing information about UnionBancorp and Centrue, at the SEC’s website (http://www.sec.gov). You will also be able to obtain these documents, free of charge, by accessing UnionBancorp’s website (http://www.ubcd.com), or by accessing Centrue’s website (http://www.centrue.com).
UnionBancorp and Centrue and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of UnionBancorp and/or Centrue in connection with the Merger. Information about the directors and executive officers of UnionBancorp is set forth in the proxy statement for UnionBancorp’s 2006 annual meeting of stockholders, as filed with the SEC on March 24, 2006. Information about the directors and executive officers of Centrue is set forth in the proxy statement for Centrue’s 2006 annual meeting of stockholders, as filed with the SEC on March 23, 2006. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the joint proxy statement/prospectus regarding the Merger when it becomes available. You may obtain free copies of these documents as described above.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of securities in any jurisdiction in which such solicitation or sale would be unlawful prior to the registration or qualification under the securities.

CENTRUE FINANCIAL CORPORATION AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in Thousands, Except Per Share Data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2006	2005	2006	2005
Total interest income	$8,532	$7,987	$16,950	$15,396
Total interest expense	4,188	3,090	7,912	5,814

Net interest income	4,344	4,897	9,038	9,582
Provision for loan losses	75	251	150	501

Net interest income after provision for loan losses	4,269	4,646	8,888	9,081

Noninterest income:
Fee income	1,632	1,330	2,799	2,429
Net gain on sale of securities	—	—	4	183
Net gain (loss) on sale of real estate held for sale	181	(8)	157	(6)
Net gain on sale of loans	324	158	431	289
Increase in Cash Surrender Value of Life Insurance Contracts	90	87	182	178
Other	100	140	397	198

Total noninterest income	2,327	1,707	3,970	3,271

Noninterest expense:
Compensation and benefits	2,736	2,688	5,868	5,024
Occupancy, net	483	391	946	778
Data Processing Fees	462	160	806	318
Furniture and equipment	262	803	544	1,133
Legal and professional fees	191	319	353	461
Other	1,174	1,096	2,151	2,069

Total noninterest expense	5,308	5,457	10,668	9,781

Income before income taxes	1,288	896	2,190	2,571
Income tax expense	350	176	570	664

Net income	$938	$720	$1,620	$1,907

Other comprehensive income:
Change in unrealized gains on available for sale securities, net of related income taxes	$(688)	$577	$(927)	$(323)
Less: reclassification adjustment for gains included in net income net of related income taxes	—	—	2	131

Other comprehensive income (loss)	(688)	577	(929)	(454)

Comprehensive income (loss)	$250	$1,297	$691	$1,453

Basic earnings per share	$0.42	$0.30	$0.73	$0.80
Diluted earnings per share	$0.42	$0.30	$0.72	$0.80
Dividends per share	$—	$—	$—	$—

Selected operating ratios (annualized):
Net Interest Margin	3.15%	3.49%	3.29%	3.52%
Return on Assets	0.60%	0.45%	0.51%	0.60%
Return on Equity	8.73%	6.72%	7.55%	8.90%

CENTRUE FINANCIAL CORPORATION AND SUBSIDIARY
FINANCIAL HIGHLIGHTS
(Dollars in Thousands, Except Per Share Data)
(Unaudited)

	June 30	December 31
	2006	2005
	(dollars in thousands)

Selected Financial Condition Data:
Total assets	$634,503	$641,523
Net loans, including loans held for sale	438,315	436,841
Allowance for loan losses	4,294	4,486
Investment securities — available-for-sale	121,175	125,190
Deposits	462,278	507,916
Customer Repurchase Agreements	27,012	16,314
Borrowings	78,153	49,423
Trust preferred securities	20,000	20,000
Accumulated other comprehensive (loss)	(2,586)	(1,657)
Stockholders’ equity	43,270	43,103

Shares outstanding	2,232,889	2,262,939

Stockholders’ equity per share	$19.38	$19.05

Selected Asset Quality Ratios:
Allowance for loan losses to total loans	.97%	1.02%
Nonperforming assets to total assets	.49%	.87%
Allowance for loan losses to nonperforming loans	140.88%	117.33%
Classified assets to total assets	2.15%	1.51%
Allowance for loan losses to classified assets	31.55%	46.26%

Nonperforming Assets:
Nonperforming loans	$3,048	$3,823
Real estate owned and repossessed assets	38	1,709
Troubled debt restructurings	44	35

Total nonperforming assets	$3,130	$5,567

	Three Months Ended
	June 30
	2006	2005

Net Charge-Offs	$214	$610